UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2020

Date of Report (Date of earliest event reported)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37575	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 Lexington Avenue

27th Floor

New York, NY 10022

(Address of principal executive offices)

(646) 507-5710

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	STAF	NASDAQ

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2020, Staffing 360 Solutions, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell in a registered direct offering 2,662,596 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), to the Purchasers at an offering price of $0.655 per share.

The Company expects to receive net proceeds from the sale of the Shares, after deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $1.54 million. The Company intends to use approximately (i) 75% of the net proceeds from the offering to redeem a portion of the Company’s Second Amended and Restated 12% Senior Secured Note due September 30, 2020 and (ii) 25% of the net proceeds from the offering to redeem a portion of the Company’s Series E Convertible Preferred Stock.

The offering is expected to close on December 31, 2020, subject to satisfaction of customary closing conditions.

On December 21, 2020, the Company entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Wainwright”), pursuant to which Wainwright agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the offering. The Company will pay Wainwright an aggregate cash fee equal to 7.5% of the gross proceeds of the offering and a management fee equal to 1.0% of the gross proceeds of the offering, and reimburse Wainwright for a non-accountable expense allowance of $25,000 and $12,900 for clearing expenses. Additionally, the Company has agreed to issue to Wainwright or its designees warrants to purchase up to 199,695 shares of Common Stock, equal to 7.5% of the aggregate number of shares of Common Stock placed in the offering (the “Wainwright Warrants”). The Wainwright Warrants have a term of five (5) years from the commencement of sales under the offering and an exercise price of $0.8188 per share (equal to 125% of the offering price per share).

Neither the issuance of the Wainwright Warrants nor the shares of Common Stock issuable upon the exercise of the Wainwright Warrants (the “Wainwright Warrant Shares”) are registered under the Securities Act of 1933, as amended (the “Securities Act”). The Wainwright Warrants and the Wainwright Warrant Shares will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act, for transactions not involving a public offering.

The sale of the Shares will be made pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-230503), including a prospectus contained therein dated April 11, 2019, as supplemented by a prospectus supplement, dated December 30, 2020, relating to the offering.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by Company against certain liabilities of the Purchasers.

A copy of the opinion of Haynes and Boone, LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The foregoing descriptions of the terms and conditions of the Purchase Agreement, the form of Wainwright Warrant, and the Engagement Letter are qualified in their entirety by reference to the full text of the Purchase Agreement, the form of Wainwright Warrant, and the Engagement Letter, copies of which are attached hereto as Exhibits 10.1, 4.1, and 99.1, respectively, and which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Wainwright Warrants and Wainwright Warrant Shares is incorporated herein by reference.

Item 8.01 Other Events.

On December 30, 2020, the Company issued a press release regarding the transaction described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibits 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Wainwright Warrant

5.1	Opinion of Haynes and Boone, LLP

10.1	Form of Securities Purchase Agreement
23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

99.1	Engagement Letter, dated December 21, 2020

99.2	Press Release, dated December 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2020	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Chairman and Chief Executive Officer